Exhibit 5

March 27, 2008

Dominion Resources, Inc.
P.O. Box 26532
Richmond, VA 23261

Ladies and Gentlemen:

With respect to the Registration Statement on Form S-8 of Dominion Resources, Inc. (the Company) in connection with the registration of 1,700,000 shares of common stock, without par value, (Common Stock) reserved for issuance pursuant to the following thrift plans of Dominion Resources, Inc. (the Plans):

Dominion Transmission and Hope Gas Union Savings Plan;

Dominion Peoples Gas Union Savings Plan;

Dominion East Ohio West Ohio Gas Division Union Savings Plan; and

Dominion East Ohio Gas Union Savings Plan,

I am of the opinion that the Common Stock when issued in accordance with the terms and provisions of the Plans will be duly authorized, legally issued, fully paid and nonassessable.  This opinion is limited to the laws of the Commonwealth of Virginia, and I disclaim any opinion as to the laws of any other jurisdiction.  I further disclaim any opinion as to any statute, rule, regulation, ordinance, order or other promulgation of any other jurisdiction or any regional or local governmental body or as to any related judicial or administrative opinion.  I express no opinion as to the applicable choice of law provisions contained in the Plans.  This opinion is rendered to you in connection with the issuance of the Common Stock and is solely for your benefit.  This opinion may not be relied upon by any other person, firm, corporation or other entity for any purpose, without prior written consent.  I hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement.

Very truly yours,

/s/ James F. Stutts
James F. Stutts
Senior Vice President and General Counsel
Dominion Resources, Inc.